Exhibit 99.4

Virgin Media Enters Into £675 Million Term Loan B Commitment Documents and Announces Redemption of All Outstanding Senior Notes Due 2014

LONDON, April 12, 2010 — Virgin Media Inc. (NASDAQ:VMED) (LSE:VMED), a leading UK entertainment and communications business, today announced that it has entered into commitment documentation in respect of a term loan B facility in an aggregate principal amount of £675 million with the proposed lenders. These term loan B commitments constitute part of Virgin Media’s previously announced refinancing of its existing senior facilities agreement. The term loan B facility will bear interest at a rate of LIBOR plus 375 basis points and the final maturity date will be 31 December 2015.

It is anticipated that closing under the new senior facilities agreement will take place on Monday April 19, 2010, subject to customary closing conditions. On the closing date, the term loan A facility and the term loan B facility under the new senior facilities agreement will be drawn down in full.

As previously announced, Virgin Media intends to use the proceeds from the term loan A and term loan B facilities under the new senior facilities agreement, among other things, to refinance its existing senior facilities agreement in full, which is expected to take place on or about April 19, 2010. The revolving credit facility will be available to finance ongoing working capital requirements and general corporate purposes.

Virgin Media has also given notice that it will redeem the full outstanding balance of its senior notes due 2014, using cash from its balance sheet, on May 12, 2010. These notes, which were issued in April 2004, comprise U.S. dollar denominated 8.75% senior notes due 2014 with a principal amount outstanding of $89,324,000, sterling denominated 9.75% senior notes due 2014 with a principal amount outstanding of £78,814,543, and euro denominated 8.75% senior notes due with a principal amount outstanding of €47,288,726. The current redemption price is 102.917% of the principal amount of the dollar denominated notes and the euro denominated notes and 103.250% of the principal amount of the sterling denominated notes.

Forward-Looking Statements

Virgin Media cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 26, 2010. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

Virgin Media Investor Relations

Richard Williams: +44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Sam Horrocks: +44 (0) 20 7299 5353 / sam.horrocks@virginmedia.co.uk

Media contacts
At Virgin Media, Gareth Mead: +44 (0) 20 7299 5703 / gareth.mead@virginmedia.co.uk
At Tavistock Communications, Matt Ridsdale: +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk